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                                                                  EXHIBIT 10.15


                          THE PLASTIC SURGERY COMPANY
                             OFFER OF EMPLOYMENT



To: Gunnar Sundstrom


We are pleased to make you an offer of employment with The Plastic Surgery Company as Chief Financial Officer. With the mutually signing of this document your employment will begin on May 24th, 1999.

Salary - Your salary compensation with The Plastic Surgery Company is $130,000 annual compensation paid once a month on the 15th.

Bonus - Your compensation package includes eligibility for an annual bonus of up to 30% of your annual base salary. This bonus will be paid within two months of the end of the calendar year and will be based on objective project targets (MBO's) and on the performance of the company as compared to our corporate profitability targets.

IPO Bonus - A special one-time bonus is included in your compensation package. You will receive a one-time bonus of $15,000 within two weeks of a successful IPO.

Stock Options - You have been granted 100,000 stock options at the IPO price which will be effective as of the IPO date. The stock options vest at the rate of 20% of the allotment each year over a five year period. Your first 20% or 20,000 options are vested concurrent with the launch of a successful IPO. An additional 20,000 stock options vest at the annual anniversary of the IPO date for the next four years.

Benefits - You will be entitled to the standard benefits (e.g. Health Plan, 401k, etc.) that the company puts into place for all of the executive staff. These benefits have not been finalized but will be a priority to define and implement in the post IPO period.



/s/ Gunnar Sundstrom    May 21st, 1999    /s/  Dennis E. Condon   May 21st, 1999
-----------------------                   ---------------------
Gunnar Sundstrom                          Dennis E. Condon
Chief Financial Officer                   President and CEO